Registration No. 333-71002
                                           Filed Pursuant to Rule 424(b)(3)

         Prospectus Supplement To Prospectus Dated November 7, 2001


                APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       SHARES OF CLASS A COMMON STOCK



         The table setting forth the shares to be sold by the Selling Stockholders as set forth under "Selling Stockholders" in the Prospectus, dated November 7, 2001, of Apartment Investment and Management Company ("AIMCO") is hereby amended, as set forth below:


Selling Stockholder                                           Shares (1)
-------------------                                           ------

Kathleen B. Mecay Residuary Trust (2)                         35,613 (3)


_______________

(1) Represents the number of shares of Class A Common Stock that may be issued by us from time to time in exchange for an equal number of partnership common units of the AIMCO operating partnership held by the selling stockholders.

(2) As of the date of this prospectus supplement, in addition to the units described in the table, the Kathleen B. Mecay Trust holds 103,980 partnership common units, exchangeable for an equal number of shares of Class A Common Stock, and 44,550 class one partnership preferred units, exchangeable for a number of shares of Class A Common Stock based on an exchange ratio that varies from time to time based on a formula in the agreement of limited partnership of the AIMCO operating partnership. The shares issuable in exchange for such units may be offered and sold by the Kathleen B. Mecay Trust pursuant to other registration statements.

(3) Reflects 35,613 partnership common units owned by the selling stockholder, which are expected to be pledged to Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co., Inc. or any other subsidiary thereof (collectively, "ML") as collateral for a loan facility, or in connection with short sales, hedging or other derivative transactions. ML may sell the shares issuable upon redemption of such units if a default or demand occurs under the loan facility or in connection with such short sales, hedging or other derivative transactions.




         The date of this Prospectus Supplement is April 16, 2002.